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                                                                     EXHIBIT 3.8


                            CERTIFICATE OF REDUCTION

                                       OF

         CLASS A CUMULATIVE, REDEEMABLE AND EXCHANGEABLE PREFERRED STOCK

         CLASS B CUMULATIVE, REDEEMABLE AND EXCHANGEABLE PREFERRED STOCK

                                       OF

                  ALPHA MICROSYSTEMS, a California corporation

                         PURSUANT TO THE SECTION 401(c)

            OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA


         Douglas J. Tullio and Jeffrey J. Dunnigan certify that:

         FIRST: They are the president and secretary, respectively, of ALPHA MICROSYSTEMS, a California corporation (the "Company").

         SECOND: The number of outstanding shares of the Company's Class A Cumulative, Redeemable and Exchangeable Preferred Stock (the "Class A Preferred Stock") and Class B Cumulative, Redeemable and Exchangeable Preferred Stock (the "Class B Preferred Stock") is zero (0) shares.

         THIRD: That the Board of Directors of the Company, pursuant to the authority so vested in the Articles of Incorporation of the Company and in accordance with Section 401(c) of the General Corporation Law of the State of California, duly adopted the following resolutions reducing the number of authorized shares of the Class A Preferred Stock and Class B Preferred Stock to zero (0) shares (the "Reduction") since the Reduction solely reduces the number of shares constituting series of the Company's capital stock that were designated by the Board of Directors pursuant to the Certificate of Determination of Rights and Preferences of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock, Class C Cumulative, Redeemable and Exchangeable Preferred Stock and Voting Preferred Stock of Alpha Microsystems filed on August 25, 1998 (the "Certificate of Determination") and because none of the Class A Preferred Stock and Class B Preferred Stock are outstanding.


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         FOURTH: That resolutions duly adopted by the Board of Directors of the
Company are as follows:

            "...RESOLVED, that the Certificate of Determination filed August 25, 1998 be amended to reduce the number of authorized shares of Class A Preferred Stock and Class B Preferred Stock thereunder to zero.

            BE IT FURTHER RESOLVED, that the officers of this Corporation are hereby authorized and directed to execute and file with the Secretary of State an amendment to the Certificate of Determination filed August 25, 1998 to reduce the number of authorized shares of Class A Preferred Stock and Class B Preferred Stock thereunder to zero, in such form as is necessary and appropriate, and to do such other acts and things as may be necessary or appropriate and consistent with carrying out the intent and purposes of this and the foregoing resolutions and recitals, the execution and delivery of the foregoing documents or the doing of any act or thing being conclusive evidence as to the appropriateness thereof and of the authority of the party executing or doing the same to so execute and deliver any such documents and to do any such act and thing."

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATE: August 25, 1999


                                                  ------------------------------
                                                  DOUGLAS J. TULLIO, President


                                                  ------------------------------
                                                  JEFFREY J. DUNNIGAN, Secretary


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